Exhibit 7(c)

LOCK-UP AGREEMENT

November 19, 2003

J.P. MORGAN SECURITIES INC.
JEFFERIES & COMPANY, INC.

As Representatives of the
several Underwriters listed
in Schedule 1 to the Underwriting
Agreement referred to below

c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY  10172

Re:                               Net2Phone, Inc. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Net2Phone, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of shares (the “Securities”) of Common Stock, $0.01 per share par value, of the Company (the “Common Stock”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities Inc. on behalf of the Underwriters, the undersigned will not, during the period ending 90 days after the date of the prospectus relating to the Public Offering (the “Prospectus”) (the “Lock-Up Period”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  In addition, the undersigned agrees that, without the prior written consent of J.P. Morgan Securities Inc. on behalf of the Underwriters, it will not, during the period ending 30 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

Notwithstanding the foregoing, during the Lock-Up Period the undersigned may tender and sell, exchange or otherwise transfer any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, which may be deemed directly or indirectly beneficially owned by the undersigned pursuant to a tender, exchange or similar offer for shares of Common Stock.

As you are aware, the undersigned is an affiliate of a member of NTOP Holdings, L.L.C. (“NTOP”) and may therefore be deemed to have beneficial ownership of the shares of Class A Common Stock of the Company beneficially owned by NTOP.  The undersigned understands that you have entered into a separate lock-up agreement with NTOP, and that this Letter Agreement does not apply to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock that are owned by NTOP or any transactions in respect of the membership interests of NTOP.  This Letter Agreement also does not prohibit any transfer of shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, to affiliates of the undersigned, provided that any such affiliate to which such a transfer is made enters into a similar lock-up agreement with you.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors or assigns of the undersigned.

The undersigned understands that, if the Underwriting Agreement is not signed on or before November 24, 2003, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

LIBERTY N2P III, INC.

By:	/s/ Charles Y. Tanabe
Name: Charles Y. Tanabe
Title: Senior Vice President